EXHIBIT 99.1

Geneva Steel Holdings Corp. Announces First Quarter 2001 Results

VINEYARD, Utah, May 30, 2001 / Geneva Steel Holdings Corp. (Nasdaq: GNVH) reported today a net loss of $30.7 million, or a loss of $4.42 per diluted common share, for the quarter ended March 31, 2001. This compares with a net loss of $1.7 million, or a loss of $0.11 per diluted common share, for the same period last year. The operating loss for the quarter ended March 31, 2001, was $27.4 million, compared with operating income of $1.7 million during the same period last year.

      As a result of the Company’s emergence from Chapter 11 bankruptcy and implementation of fresh start accounting, the reorganized company’s consolidated financial statements as of March 31, 2001 and for periods subsequent to December 31, 2000 are not comparable to those of the predecessor company for periods prior to December 31, 2000. For financial reporting purposes, the effective date of the plan of reorganization is considered to be the close of business on December 31, 2000.

      Operating Results: As a result of weak market conditions, in January 2001 the Company idled one of its two operating blast furnaces and has since operated at a one-blast furnace level. Net sales decreased approximately 38.7% primarily due to decreased shipments of approximately 202,000 tons for the three months ended March 31, 2001 as compared to the same period in the previous year. The weighted average sales price per ton of sheet and slab products decreased by 12.0% and 9.6%, respectively, during the 2001 quarter, while the weighted average sales price per ton of pipe and plate products increased by approximately 7.6% and 1.8%, respectively, as compared to the same quarter in the prior year. Sales and tons shipped during the three months ended March 31, 2001, were $98.5 million and 306,000 tons, respectively, compared with sales and tons shipped of $160.7 million and 508,000 tons, respectively, for the same period last year.

      Steel imports into the U.S. and domestic steel inventory levels have been high and adversely affected the Company’s order entry volume and pricing. Additionally, new plate production capacity is being added in the domestic market. The Company expects that its overall price realization and shipments will remain at relatively low levels for 2001 and negatively impact the financial performance of the Company during 2001 and potentially beyond that period. The Company believes that price realization may start to strengthen during the second half of the year, but there can be no assurance of such increases in pricing and demand.

      On November 13, 2000, several U.S. steel producers filed antidumping cases against imports of hot-rolled sheet (which includes coiled plate) from the following eleven countries: Argentina, China, India, Indonesia, Kazakhstan, Netherlands, Romania, South Africa, Taiwan, Thailand and Ukraine. Imports from these eleven countries increased from 600,000 tons of hot-rolled sheet in 1998 to 4.2 million tons in 2000. Countervailing duty (subsidy) cases were also filed against imports from Argentina, India, Indonesia, South Africa and Thailand. The International Trade Commission (“ITC”) made unanimous affirmative preliminary determinations of a reasonable indication of injury on December 28, 2000. On May 2, 2001, the Department of Commerce (“DOC”) issued preliminary affirmative antidumping duty margins covering imports of hot-rolled sheet steel from these eleven countries. The preliminary antidumping duties ranged from 2.38% to 239%. The DOC also found companies from five of these countries benefited from significant government subsidies and imposed preliminary countervailing duties ranging from 7% to 40%. Final antidumping duties are expected to be issued in late July 2001. The ITC is expected to issue a final injury determination by the end of August 2001. The Company expects that these cases will ultimately have a significant beneficial effect on the market, although there can be no assurance as to the outcome or effect.

      The Company owns a 50MW electric generator that can supply electric power for internal use or for sale into the wholesale electric market. In light of current market conditions for wholesale electricity in the Western United States and continued weak market conditions in the steel industry, the Company has actively pursued several alternatives for realizing increased value from its electric generation facilities and its ability to curtail electricity consumption through operational changes. The Company recently reached a verbal agreement with its electric utility supplier pursuant to which the Company will be compensated for curtailing its production during eight of the most critical peak hours for power consumption each week day, thus reducing the Company’s electric load during those hours. In addition, the utility has agreed to pay the Company spot-market-based prices for excess generation that reduces the Company’s energy usage in other hours through operation of the generator at higher capacities.

      The Company expects to execute a written agreement within a few days. Certain regulatory actions or approvals are necessary for the arrangement. The Company anticipates receiving substantial payments under the power arrangement beginning in June 2001. Through shifting production schedules, the Company expects to continue to produce and ship the full output from a one-blast furnace operation. The power arrangement will extend through at least September 15, 2001, during which time the Company will be limited to a one-blast furnace operation. There can, however, be no assurance that the written agreement will be signed by the utility, that the required regulatory approvals will be granted or that the market-based prices will be as expected.

      The Company’s operating costs per ton for the three months ended March 31, 2001 increased as compared to the same period in the prior year, primarily as a result of production inefficiencies associated with operating at a one-blast furnace level and significantly higher natural gas costs. Decreased production volumes and higher natural gas costs continue to adversely affect the Company’s results of operations. Operating costs per ton increased as production volume decreased in part because fixed costs were allocated over fewer tons.

      The Company is a party to a collective bargaining agreement with the United States Steelworkers that was scheduled to expire on April 30, 2001, but has been extended through May 31, 2001. The Company anticipates that an additional extension will be agreed upon. The Company and the Union are continuing negotiations, but have not yet reached agreement on a new contract. Several issues have not been resolved. There can be no assurance that a new labor agreement satisfactory to the Company can be reached. The Company’s operations and future profitability will be adversely affected if it is unable to reach a new labor agreement with the union on terms and conditions satisfactory to the Company.

      Liquidity: As of May 30, 2001, the Company’s eligible inventories, accounts receivable and equipment supported access to $65.1 million in borrowings under the Company’s revolving credit facility (the “Revolving Credit Facility”). As of May 30, 2001, the Company had $43.1 million available under the Revolving Credit Facility, with $17.5 million in borrowings and $4.5 million in outstanding letters of credit and other reserves.

      In March 2001, the terms of the Revolving Credit Facility were amended to extend the date to December 31, 2001 by which the Company is required to enter into an interest rate contract or contracts to provide protection against interest rates exceeding 8.8% per annum on $75 million of debt. On April 30, 2001, the Company entered into a second amendment reducing to $35 million from $50 million the minimum liquidity threshold below which certain financial covenants apply to the Company. If borrowing availability on the Revolving Credit Facility declines below $35 million, the Company becomes subject to an EBITDA to cash interest expense ratio and a senior leverage ratio. These and other financial covenants would most likely not be met if the minimum liquidity threshold drops below $35 million, which would require the Company to request further amendments in order to avoid a default under the Revolving Credit Facility. In addition, the second amendment reduced maximum allowable capital expenditures and the Company’s tangible net worth requirement. There can be no assurance that the Company can stay above the minimum liquidity threshold, meet its financial and other covenants or, if necessary, obtain further amendments to the Revolving Credit Facility.

      Capital expenditures were $5.5 million and $1.5 million for the three months ended March 31, 2001 and 2000, respectively. The expenditures during the recently completed quarter were made primarily in connection with the Company’s blast furnace repairs. Capital expenditures for fiscal year 2001 have been revised in light of current market conditions and are budgeted at approximately $15 million, which includes the blast furnace repairs described above and other capital maintenance spending. Given current market conditions and the uncertainties created thereby, the Company is continuing to closely monitor and control its capital spending levels. Depending on market, operational, liquidity and other factors, the Company may elect further to adjust the design, timing and budgeted expenditures of its capital plan. There can be no assurance that the Company will be able to limit its capital spending to the amounts budgeted.

      Forward-Looking Statements: This press release contains certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company’s press releases or discussed from time to time in the Company’s Securities and Exchange Commission filings. For example, such risks and uncertainties include market conditions for steel, including future pricing and volume levels, the outcome of trade cases, import levels, demand levels, and domestic competition; the Company’s efforts to avail itself of currently favorable electrical power markets; the Company’s ability to reach a new labor agreement on terms and conditions satisfactory to the Company; continued access to and the adequacy of the Company’s Revolving Credit Facility; the ability of the Company to meet the needs of its customers; the ability of the Company to successfully compete in the steel industry and the ability to tightly control capital expenditures.

      Geneva Steel Holdings Corp. is an integrated steel mill operating in Vineyard, Utah. The Company manufactures steel plate, hot-rolled coil, pipe and slabs for sale primarily in the Western and Central United States.

GENEVA STEEL HOLDINGS CORP

STATEMENTS OF OPERATIONS AND SELECTED FINANCIAL DATA

FOR THE THREE MONTHS ENDED

MARCH 31, 2001 AND 2000

(Unaudited)

(In thousands, except per share data)

	Reorganized	Predecessor
	Company	Company
	2001	2000

Net sales	$98,518	$160,737

Cost of sales	121,307	155,174

Gross margin	(22,789)	5,563

Selling, general and administrative expenses	4,573	3,819

Income (loss) from operations	(27,362)	1,744

Other income (expense):

Interest and other income	206	48

Interest expense	(3,571)	(1,506)

	(3,365)	(1,458)

Income (loss) before reorganization item	(30,727)	286

Reorganization item	—	1,952

Net loss	(30,727)	(1,666)

Less redeemable preferred stock dividends and accretion for original issue discount	—	188

Net loss applicable to common shares	$(30,727)	$(1,854)

Basic and diluted net loss per common share:	$(4.42)	$(0.11)

Weighted average common shares outstanding	6,945	16,854

Steel tons shipped	306	508

Capital expenditures	$5,454	$1,495

Depreciation expense	$6,452	$10,600

GENEVA STEEL HOLDINGS CORP
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)

(Dollars in thousands)

	March 31,	December 31,
	2001	2000

Cash	$—	$22,862

Current assets	107,784	150,031

Property, plant and equipment (net)	172,350	175,747

Total assets	300,372	343,659

Current liabilities	51,996	68,792

Long-term debt	120,944	117,655

Total liabilities	191,346	205,259

Total stockholders’ equity	109,026	138,400

END